UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 30, 2015

STRATA SKIN SCIENCES, INC.
(Exact Name of Registrant Specified in Charter)

Delaware	000-51481	13-3986004
(State or Other	(Commission File	(I.R.S. Employer
Jurisdiction of	Number)	Identification No.)
Incorporation)

100 Lakeside Drive, Suite 100, Horsham, Pennsylvania	19044
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:   215-619-3200

MELA Sciences, Inc.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                          Entry into a Material Definitive Agreement.

On December 30, 2015, the Company entered into a $12.0 million credit facility pursuant to a Credit and Security Agreement (the "Agreement") and related financing documents with MidCap Financial Trust ("MidCap") and the lenders listed therein.  Under the Agreement, the credit facility may be drawn down in two tranches, the first of which was drawn for $10.5 million on December 30, 2015.  The proceeds of this first tranche were used to repay $10 million principal amount of short-term senior secured promissory notes, plus associated interest, loan fees and expenses.  The second tranche may be drawn after January 1, 2016.  In connection with the repayment of the short-term notes, the Company also repurchased a debenture from an unrelated party outstanding from its 2014 financing for approximately $118,000.  The Company's obligations under the credit facility are secured by a first priority lien on all of the Company's assets.  Other financing documents included subordination agreements and other amendments with the Company's existing debenture holders from its 2014 and 2015 financings.
The credit facility bears an interest rate of LIBOR plus 8.25%, which was 8.75% as of December 30, 2015.  The loan period is 60 months and is payable as interest only for the first 18 months.  Thereafter the loans are amortized on a straight-line basis and due in full on the maturity date, which is 60 months from the draw of the initial tranche, i.e., December 30, 2020.
In connection with entering into the credit facility, the Company issued to the lenders warrants to purchase an aggregate of 650,442 shares of the Company's commons stock at an exercise price of $1.13 per share, which equals the VWAP for the ten-day period prior to the closing date.  The warrants are exercisable for five years from the date of issuance.  Upon draw down of the second tranche for $1.5 million, another warrant or warrants will be issued for the aggregate number of shares equal to 7.0% of 1,500,000 divided by the exercise price, which will equal the VWAP for the ten-day period prior to the closing date of the second tranche.  The Warrants have not been registered under the Securities Act of 1933, as amended (the "Securities Act").
The foregoing descriptions of the Agreement, the related financing documents and the warrants are subject to, and qualified in their entirety by such documents attached hereto as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5, respectively, which are incorporated herein by reference.
Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant.
On December 30, 2015, the Company entered into a $12.0 million credit facility. The information contained above in Item 1.01 is hereby incorporated by reference into this Item 2.03.
Item 3.02.	Unregistered Sales of Equity Securities.
             On December 30, 2015, the Company issued the warrants under the Agreement in a transaction exempt from the registration requirements under Section 4(a)(2) of the Securities Act.  The information regarding the warrants is incorporated by reference to the summary description of the warrants contained in Item 1.01.

Item 8.01.	Other Events.

        On January 5, 2016, the Company issued a press release announcing that it had refinanced certain short term debt. The Company announced that on December 30, 2015 it refinanced $10.0 million of short-term debt by entering into a $12.0 million credit facility under the Agreement, as well as other related and ancillary agreements. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01.                          Financial Statements and Exhibits.

Exhibit No.                          Exhibit Description
10.1	Credit and Security Agreement dated as of December 30, 2015 among MidCap, as administrative agent, the Lenders listed on the Credit Facility Schedule attached thereto and the Company.
10.2	Warrant to purchase shares of the Company's common stock issued December 30, 2015 issued to MidCap.
10.3	Warrant to purchase shares of the Company's common stock issued December 30, 2015 to Lender under the Credit Agreement.
10.4	Subordination Agreements dated as of December 30, 2015 among subordinated lenders, the Company and Midcap.
10.5	Omnibus Amendment to 2014 Transaction Documents and 2015 Transaction Documents dated as of December 30, 2015 among the Company and the holders of outstanding debentures under the 2014 and 2015 security purchase agreements.
99.1	Press Release by the Company dated January 5, 2016.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
MELA SCIENCES, INC.
By:	/s/ Michael R. Stewart
Michael R. Stewart
President and Chief Executive Officer

Date:  January 5, 2016